Exhibit 99.1

News Release

Rockwell Collins reports second quarter EPS from continuing operations increase 13% to $1.22
•Second quarter sales increase 7%
•Cash provided by operating activities for the first six months of fiscal 2015 improves 69%

CEDAR RAPIDS, Iowa (April 23, 2015) - Rockwell Collins, Inc. (NYSE: COL) today reported second quarter fiscal year 2015 earnings per share from continuing operations increased 13% to $1.22 compared to $1.08 in the prior year. Total sales for the second quarter of fiscal year 2015 were $1.34 billion, a 7% increase from the same period in fiscal year 2014. Cash provided by operating activities for the first six months of fiscal 2015 totaled $132 million, an increase of $54 million compared to the $78 million reported for the first six months last year.

“Our performance in the first half of fiscal 2015 is underscored by another quarter of double digit EPS growth driven by organic sales and earnings growth across all of our businesses,” said Rockwell Collins Chief Executive Officer and President, Kelly Ortberg. “Our plan for the year is playing out about as we expected, with air transport OEM sales and aviation connectivity sales continuing to pace our top-line revenue growth. We’re also seeing stabilization in U.S. DoD programs and business jet production. As a result, I continue to believe we are well positioned to deliver double-digit earnings per share and cash flow growth for fiscal year 2015."

Following is a discussion of fiscal year 2015 second quarter sales and earnings for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, achieved 2015 second quarter results as summarized below.

(dollars in millions)	Q2 FY15	Q2 FY14	Inc/(Dec)
Commercial Systems sales
Original equipment	$370	$317	17%
Aftermarket	234	221	6%
Wide-body in-flight entertainment	15	18	(17)%
Total Commercial Systems sales	$619	$556	11%

Operating earnings	$142	$127	12%
Operating margin rate	22.9%	22.8%	10 bps

•	Original equipment sales increased due to improved share of airline selectable equipment, higher customer funded development program sales, and higher OEM production rates.

•	Aftermarket sales increased primarily due to higher service and support revenues, increased sales of used aircraft parts, and higher regulatory mandate-related sales.

•	Operating earnings increased due to incremental earnings on higher sales volume.

Government Systems

Government Systems provides a broad range of electronic products, systems and services to customers including the U.S. Department of Defense, other government agencies, civil agencies, defense contractors and ministries of defense around the world. Results from the second quarter of 2015 are summarized below.

(dollars in millions)	Q2 FY15	Q2 FY14	Inc/(Dec)
Government Systems sales
Avionics	$361	$333	8%
Communication products	110	119	(8)%
Surface solutions	48	56	(14)%
Navigation products	48	46	4%
Total Government Systems sales	$567	$554	2%

Operating earnings	$114	$111	3%
Operating margin rate	20.1%	20.0%	10 bps

•
Avionics sales increased due to higher hardware deliveries for rotary wing aircraft, higher KC-10 retrofit sales, and higher Joint Strike Fighter simulation and training sales. These increases were partially offset by lower KC-46 development program sales and the foreign currency impact of a stronger U.S. dollar.

•	Communication product sales decreased due to lower deliveries of Joint Tactical Radio System Manpack radios partially offset by higher data link development sales.

•	Surface solutions sales decreased due to lower development sales for the Common Range Integrated Instrumentation System program.

•	Operating earnings increased due to incremental earnings on higher sales volume, partially offset by higher investment in company-funded R&D expense.

Information Management Services

Information Management Services (IMS) enables mission-critical data and voice communications throughout the world to customers including the U.S. Federal Aviation Administration (FAA), commercial airlines, business aircraft operators, airport and critical infrastructure operators and major passenger and freight railroads. These communications are enabled by the Company's high-performance, high-quality and high-assurance proprietary radio and terrestrial networks, enhancing customer efficiency, safety and connectivity. Results from the second quarter of 2015 are summarized below.

(dollars in millions)	Q2 FY15	Q2 FY14	Inc/(Dec)
Information Management Services sales	$155	$149	4%

Operating earnings	$22	$18	22%
Operating margin rate	14.2%	12.1%	210 bps

•
IMS sales increased primarily due to 10 percent growth in aviation related businesses including GLOBALinkSM and ARINCDirectSM, partially offset by lower sales due to the exit of certain government programs.

•	IMS operating earnings and operating margin increased primarily due to the higher sales volume and the absence of certain licensing costs incurred in the prior year.

Corporate and Financial Highlights

Income Taxes
The company's effective income tax rate was 32.4% for the second quarter of 2015 compared to a rate of 31.5% for the same period last year. The higher effective income tax rate in the second quarter of 2015 was due primarily to a favorable adjustment recorded in the second quarter of 2014 that related to the resolution of the IRS audit for taxable years ended September 30, 2010 and 2011.

Cash Flow
Cash provided by operating activities was $132 million for the first six months of fiscal year 2015, compared to $78 million in the first six months of fiscal year 2014. The increase in cash provided by operating activities was due primarily to higher earnings and lower income tax payments, partially offset by other net working capital changes.

During the second quarter of 2015, the company repurchased 0.7 million shares of common stock at a total cost of $63 million. The company also paid a dividend on its common stock of 30 cents per share, or $40 million, in the second quarter of 2015.

Fiscal Year 2015 Outlook

The following table is a summary of the company's financial guidance for continuing operations for fiscal year 2015, which is unchanged from the guidance previously provided on January 23, 2015:

•	Total sales	$5.2 billion to $5.3 billion
•	Total segment operating margins	20.5% to 21.5%
•	Earnings per share	$5.10 to $5.30
•	Cash flow from operations	$700 million to $800 million
•	Total research & development investment	About $1 billion (1)
•	Capital expenditures	About $200 million
•	Full year income tax rate	28% to 29%

(1) - Total research and development investment consists of company and customer funded research & development expenditures as well as the net increase in pre-production engineering costs capitalized within inventory.

Conference Call and Webcast Details
Rockwell Collins CEO and President, Kelly Ortberg, and Senior Vice President and CFO, Patrick Allen, will conduct an earnings conference call at 10:00 a.m. Eastern Time on April 23, 2015. Individuals may listen to the call and view management's supporting slide presentation on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com.

Business Highlights

Rockwell Collins expands information management offerings with acquisition of Pacific Avionics
Rockwell Collins acquired Pacific Avionics Pty. Limited, a Singapore-based company specializing in technologies used for wireless information distribution, including inflight entertainment and connectivity.

Rockwell Collins and Bluesky sign final agreement to form ACCEL (Tianjin) Flight Simulation Co. LTD.
Rockwell Collins and Beijing Bluesky Aviation Technology, an AVIC subsidiary, signed a final agreement to establish ACCEL (Tianjin) Flight Simulation Co. LTD. Joint Venture (JV). The JV, with equal shares owned by the two entities, will create a simulation and training center of excellence in China for commercial flight simulation and training solutions.

Rockwell Collins teams with OneWeb to provide unprecedented connectivity to aviation
Rockwell Collins signed a memorandum of understanding with OneWeb Ltd. to be the exclusive developer and provider of satellite communication terminals for OneWeb’s global aviation high-speed broadband service. Rockwell Collins will also be an authorized value added reseller of OneWeb connectivity services.

Rockwell Collins unveils ground-breaking approach to military communications with launch of TruNet™ networked communications solution
For years, the U.S. armed forces and militaries around the world have sought an interoperable, scalable, ad-hoc networked communications system that allows warfighters to talk with each other, no matter if they are located on the ground or in the air. Now Rockwell Collins has cracked that code with its TruNet networked communications solution – offering a one-stop, integrated ground-air network.

Rockwell Collins to produce SATCOM terminals for Iridium CertusSM broadband
Rockwell Collins entered into an agreement with Iridium Communications Inc. to be a value-added manufacturer for Iridium Certus broadband terminals. As a VAM, Rockwell Collins will design and manufacture the terminals, which will enable users to utilize Iridium Certus, the voice and data service enabled by the Iridium NEXT satellite constellation.

Rockwell Collins avionics selected by the following airlines:

•
India-based airline, IndiGo, selected Rockwell Collins’ advanced avionics systems, including its MultiScan ThreatTrack™ weather radar and Multi-Mode Receiver, for 30 Airbus A320neo (new engine option) aircraft.

•	China Eastern selected Rockwell Collins’ advanced avionics systems, including its Head-up Guidance System and Multi-Mode Receiver, for 20 new Next-Generation Boeing 737 aircraft.

•
Rockwell Collins’ PAVES™ Broadcast in-flight entertainment and Airshow® 3D Moving Map systems will be featured on 45 Next-Generation Boeing 737 aircraft on order by China-based Xiamen Airlines and its subsidiary, Hebei Airlines.

•
China-based Hainan Airlines selected Rockwell Collins’ Head-up Guidance System for an undisclosed number of new and in-service Next-Generation Boeing 737 aircraft and flight simulators to improve safety and performance.

Star Air to upgrade Boeing 767 fleet with Rockwell Collins’ large-format flight displays
Rockwell Collins' large-format flight displays, inspired by the same display system found on Boeing 787 Dreamliner airplanes, was selected by Denmark-based Star Air for its fleet of 11 Boeing 767-200BDSF cargo airplanes.

Rockwell Collins brings innovative avionics to Bristow Helicopters for U.K. search and rescue program
Rockwell Collins' newest technologies for helicopters will be playing a key role in advancing search and rescue services being provided by Bristow Helicopters Ltd on behalf of the Maritime and Coastguard Agency for the UK’s search and rescue (SAR) program, commencing in April. Rockwell Collins’ flight decks are featured on the new fleet of specially commissioned SAR aircraft, including 11 Sikorsky S-92s and 11 AW189 helicopters.

Zen Technologies and Rockwell Collins Launch into India’s Military Flight Simulation Market Segment
Zen Technologies and Rockwell Collins announced their decision to join forces in military flight simulation by unveiling a next generation rotary wing simulator at Aero India 2015. The two industry leaders recently signed a memorandum of understanding to combine their strengths in simulation and training to offer advanced and high fidelity aviation training solutions.

Rockwell Collins to provide Joint Fires Observer/Joint Terminal Attack Controller simulator to Australian Army
Rockwell Collins will provide the Australian Army with the latest generation Joint Fires Observer /Joint Terminal Attack Controller simulator that is designed to meet all of the service’s training requirements now and into the foreseeable future.

Rockwell Collins collaborates with AMMROC for military avionics MRO alliance
Rockwell Collins and Advanced Military Maintenance Repair and Overhaul Center (AMMROC) LLC, an Abu Dhabi-based company, have agreed in principle to form a strategic alliance that will provide maintenance, repair and overhaul services for military avionics. Target markets include the UAE and countries in the South Asia, Middle East and North Africa region.

Rockwell Collins delivers RNP-RNAV capabilities for U.S. Army CH-47F Chinooks
The U.S. Army continues to bring additional levels of safety to CH-47F operators with a new Required Navigation Performance-Area Navigation (RNP-RNAV) upgrade from Rockwell Collins.

Rockwell Collins to provide secure GPS receivers for Harris Corporation tactical radios
Rockwell Collins signed a contract to provide its MicroGRAM GPS receivers for Harris Corporation’s tactical radios, bringing secure, jam-resistant GPS capability to products such as the Falcon III AN/PRC-158 and AN/PRC-117G.

Rockwell Collins completes sale of ARINC Aerospace Systems Engineering and Support to Field Aviation Inc.
Rockwell Collins completed the sale of ARINC Aerospace Systems Engineering and Support to Field Aviation Inc., a privately held U.S. company.

Rockwell Collins introduces ARINC MultiLinkSM flight tracking service
Rockwell Collins unveiled its ARINC MultiLinkSM flight tracking service, offering a comprehensive and cost-effective global flight tracking solution for the world’s airlines. ARINC MultiLink brings together multiple data sources to reliably report the location of an aircraft anywhere in the world.

Rockwell Collins launches live credit card authorization service on Hong Kong Airlines
Hong Kong Airlines (HKA) is the launch airline for a new service from Rockwell Collins that enables the airline to conduct live credit card authorizations using Wi-Fi® over its existing ARINC ACARS infrastructure. The service, which is the first of its kind in the industry, is offered through a strategic agreement with the DFASS Group. With this service, HKA will be able to process credit card authorizations in real time, eliminating loss due to credit card fraud.

Federal Aviation Administration awards oceanic data link services contract to Rockwell Collins

Rockwell Collins has been awarded a seven year contract with the Federal Aviation Administration to provide the company’s oceanic data link service to enable real-time, data communications between pilots and air traffic controllers, allowing aircraft to fly more efficient routes to save fuel and enhance safety.

About Rockwell Collins
Rockwell Collins is a pioneer in the development and deployment of innovative communication and aviation electronic solutions for both commercial and government applications. Our expertise in flight deck avionics, cabin electronics, mission communications, simulation and training and information management services is delivered by a global workforce, and a service and support network that crosses more than 150 countries. To find out more, please visit www.rockwellcollins.com.

Forward-Looking Statement
This press release contains statements, including certain projections and business trends, that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the financial condition of our customers, including bankruptcies; the health of the global economy, including potential deterioration in economic and financial market conditions; adjustments to the commercial OEM production rates and the aftermarket; the impacts of natural disasters and pandemics, including operational disruption, potential supply shortages and other economic impacts; cybersecurity threats, including the potential misappropriation of assets or sensitive information, corruption of data or operational disruption; delays related to the award of domestic and international contracts; delays in customer programs; unanticipated impacts of sequestration and other provisions of the Budget Control Act of 2011 as modified by the Bipartisan Budget Act of 2013; the continued support for military transformation and modernization programs; potential impact of volatility in oil prices, currency exchange rates or interest rates on the commercial aerospace industry or our business; the impact of terrorist events on the commercial aerospace industry; declining defense budgets resulting from budget deficits in the U.S. and abroad; changes in domestic and foreign government spending, budgetary, procurement and trade policies adverse to our businesses; market acceptance of our new and existing technologies, products and services; reliability of and customer satisfaction with our products and services; potential unavailability of our mission-critical data and voice communication networks; favorable outcomes on or potential cancellation or restructuring of contracts, orders or program priorities by our customers; recruitment and retention of qualified personnel; regulatory restrictions on air travel due to environmental concerns; effective negotiation of collective bargaining agreements by us, our customers, and our suppliers; performance of our customers and subcontractors; risks inherent in development and fixed-price contracts, particularly the risk of cost overruns; risk of significant reduction to air travel or aircraft capacity beyond our forecasts; our ability to execute to internal performance plans such as productivity and quality improvements and cost reduction initiatives; achievement of ARINC integration and synergy plans as well as our other acquisition and related integration plans; continuing to maintain our planned effective tax rates; our ability to develop contract compliant systems and products on schedule and within anticipated cost estimates; risk of fines and penalties related to noncompliance with laws and regulations including export control and environmental regulations; risk of asset impairments; our ability to win new business and convert those orders to sales within the fiscal year in accordance with our annual operating plan; and the uncertainties of the outcome of lawsuits, claims and legal proceedings, as well as other risks and uncertainties, including but not limited to those detailed herein and from time to time in our Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Media Contact:	Investor Contact:
Pam Tvrdy	Ryan Miller
319.295.0591	319.295.7575
pam.tvrdy@rockwellcollins.com	investorrelations@rockwellcollins.com

ROCKWELL COLLINS, INC.
SEGMENT SALES AND EARNINGS INFORMATION
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	March 31		March 31
	2015	2014	2015	2014
Sales
Commercial Systems	$619	$556	$1,187	$1,077
Government Systems	567	554	1,076	1,069
Information Management Services	155	149	304	167
Total sales	$1,341	$1,259	$2,567	$2,313

Segment operating earnings
Commercial Systems	$142	$127	$267	$238
Government Systems	114	111	220	216
Information Management Services	22	18	43	20
Total segment operating earnings	278	256	530	474

Interest expense	(15)	(16)	(30)	(28)
Stock-based compensation	(7)	(7)	(12)	(12)
General corporate, net	(15)	(16)	(29)	(31)
Gain on divestiture of business	—	—	—	10
ARINC transaction costs	—	(1)	—	(13)
Income from continuing operations before income taxes	241	216	459	400
Income tax expense	(78)	(68)	(127)	(118)

Income from continuing operations	163	148	332	282
(Loss) from discontinued operations, net of taxes (1)	(6)	—	(8)	(3)
Net income	$157	$148	$324	$279

Diluted earnings per share:
Continuing operations	$1.22	$1.08	$2.48	$2.06
Discontinued operations	(0.05)	—	(0.06)	(0.02)
Diluted earnings per share	$1.17	$1.08	$2.42	$2.04

Weighted average diluted shares outstanding	133.7	137.2	134.1	136.9

(1) On July 25, 2014, the Company sold its satellite communications systems business formerly known as DataPath, Inc. (DataPath), which designs, manufactures and services ground-based satellite communication systems primarily for military customers. In addition, on March 10, 2015, the Company sold ARINC’s Aerospace Systems Engineering and Support business (ASES), which provides military aircraft integration and modification services. The results of Datapath and ASES have been classified as discontinued operations.

The following tables summarize sales by category for the three and six months ended March 31, 2015 and 2014 (unaudited, in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2015	2014	2015	2014
Commercial Systems sales:
Air transport aviation electronics:
Original equipment	$204	$171	$395	$328
Aftermarket	136	124	267	252
Wide-body in-flight entertainment	15	18	31	37
Total air transport aviation electronics	355	313	693	617

Business and regional aviation electronics:
Original equipment	166	146	306	275
Aftermarket	98	97	188	185
Total business and regional aviation electronics	264	243	494	460
Total Commercial Systems sales	$619	$556	$1,187	$1,077

Commercial Systems sales:
Total original equipment	$370	$317	$701	$603
Total aftermarket	234	221	455	437
Wide-body in-flight entertainment	15	18	31	37
Total Commercial Systems sales	$619	$556	$1,187	$1,077

Government Systems Sales:
Avionics	$361	$333	$681	$650
Communication products	110	119	202	220
Surface Solutions	48	56	104	114
Navigation products	48	46	89	85
Total Government Systems Sales	$567	$554	$1,076	$1,069

Information Management Services sales	$155	$149	$304	$167

Total sales	$1,341	$1,259	$2,567	$2,313

The following table summarizes total Research & Development Investment by segment and funding type for the three and six months ended March 31, 2015 and 2014 (unaudited, dollars in millions):

	Three Months Ended		Six Months Ended
	March 31		March 31
	2015	2014	2015	2014
Research and Development Investment
Customer-funded:
Commercial Systems	$44	$27	$84	$49
Government Systems	106	92	195	181
Information Management Services	2	2	4	2
Total Customer-funded	152	121	283	232

Company-funded:
Commercial Systems	48	48	98	97
Government Systems	24	19	42	35
Information Management Services (1)	—	—	1	—
Total Company-funded	72	67	141	132
Total Research and Development Expense	224	188	424	364

Increase in Pre-production Engineering Costs, Net	34	46	65	89
Total Research and Development Investment	$258	$234	$489	$453

Percent of Total Sales	19.2%	18.6%	19.0%	19.6%

(1) Research and development expenses for the Information Management Services segment, including the ARINC acquisition, do not include costs of internally developed software and other costs associated with the expansion and construction of network-related assets. These costs are capitalized as Property on the Summary balance sheet.

ROCKWELL COLLINS, INC.
SUMMARY BALANCE SHEET
(Unaudited)
(in millions)

	March 31, 2015	September 30, 2014
Assets
Cash and cash equivalents	$284	$323
Receivables, net	1,083	1,033
Inventories, net (1)	1,800	1,709
Current deferred income taxes	7	9
Business held for sale	—	15
Other current assets	131	115
Total current assets	3,305	3,204

Property	924	919
Goodwill	1,865	1,863
Intangible assets	683	688
Long-term deferred income taxes	67	101
Other assets	328	288
Total assets	$7,172	$7,063

Liabilities and equity
Short-term debt	$785	$504
Accounts payable	472	535
Compensation and benefits	214	256
Advance payments from customers	364	359
Accrued customer incentives	204	202
Product warranty costs	97	104
Liabilities associated with business held for sale	—	16
Other current liabilities	207	222
Total current liabilities	2,343	2,198

Long-term debt, net	1,678	1,663
Retirement benefits	977	1,096
Other liabilities	221	217
Equity	1,953	1,889
Total liabilities and equity	$7,172	$7,063

(1) Inventories, net is comprised of the following:
	March 31, 2015	September 30, 2014
Inventories, net:
Production inventory	$859	$833
Pre-production engineering costs	941	876
Total Inventories, net	$1,800	$1,709

Pre-production engineering costs include costs incurred during the development phase of a program in connection with long-term supply arrangements that contain contractual guarantees for reimbursement from customers. These costs are deferred in Inventories, net to the extent of the contractual guarantees and are amortized to customer-funded research and development expense within cost of sales over their estimated useful lives using a units-of-delivery method, up to 15 years.

ROCKWELL COLLINS, INC.
CONDENSED CASH FLOW INFORMATION
(Unaudited, in millions)

	Six Months Ended
	March 31
	2015	2014 (1)
Operating Activities:
Net income	$324	$279
Loss from discontinued operations, net of tax	(8)	(3)
Income from continuing operations	332	282
Adjustments to arrive at cash provided by operating activities:
Gain on sale of business	—	(10)
Depreciation	76	67
Amortization of intangible assets and pre-production engineering costs	46	35
Stock-based compensation expense	12	12
Compensation and benefits paid in common stock	23	24
Excess tax benefit from stock-based compensation	(9)	(5)
Deferred income taxes	33	41
Pension plan contributions	(63)	(63)
Changes in assets and liabilities, excluding effects of acquisitions and foreign currency adjustments:
Receivables	(79)	52
Production inventory	(56)	(73)
Pre-production engineering costs	(86)	(103)
Accounts payable	(40)	(32)
Compensation and benefits	(36)	(75)
Advance payments from customers	16	(18)
Accrued customer incentives	2	13
Product warranty costs	(5)	(7)
Income taxes	24	(47)
Other assets and liabilities	(58)	(15)
Cash Provided by Operating Activities from Continuing Operations	132	78
Investing Activities:
Property additions	(104)	(70)
Acquisition of businesses, net of cash acquired	(22)	(1,415)
Acquisition of intangible assets	—	(1)
Proceeds from business divestitures	—	24
Other investing activities	(10)	—
Cash (Used for) Investing Activities from Continuing Operations	(136)	(1,462)
Financing Activities:
Purchases of treasury stock	(242)	(61)
Cash dividends	(80)	(81)
Repayment of debt	—	(200)
Increase in short-term commercial paper borrowings, net	281	631
Increase in long-term borrowings	—	1,089
Proceeds from the exercise of stock options	30	31
Excess tax benefit from stock-based compensation	9	5
Cash (Used for) Provided by Financing Activities from Continuing Operations	(2)	1,414

(Continued on next page)

	Six Months Ended
	March 31
	2015	2014 (1)
Effect of exchange rate changes on cash and cash equivalents	(22)	4
Discontinued Operations:
Operating activities	(14)	(15)
Investing activities	3	—
Cash (used for) discontinued operations	(11)	(15)
Net Change in Cash and Cash Equivalents	(39)	19
Cash and Cash Equivalents at Beginning of Period	323	391
Cash and Cash Equivalents at End of Period	$284	$410

(1) On July 25, 2014, the Company sold its satellite communications systems business formerly known as DataPath, Inc. (DataPath). The results for the six months ended March 31, 2014 have been reclassified to reflect the cash flows of DataPath as discontinued operations.